Exhibit 99.1
February 13, 2002

Sally O. Thiel, Director                             Jo Ann Lehtihet
Investor Relations                                   Media Relations
C-COR.net                                            C-COR.net
(814) 231-4402,                                      (814) 231-4438,
email: sthiel@c-cor.net                              email: jlehtihet@c-cor.net

                 C-COR ANNOUNCES OFFERING OF 3.0 MILLION SHARES
                                 OF COMMON STOCK


         State College, PA (February 13, 2002) - C-COR.net Corp. (Nasdaq: CCBL), a leading global provider of broadband technology and services, today announced the public offering of 3,000,000 shares of its common stock at a price of $16.00 per share. Net proceeds from the offering are to be used for general corporate purposes and strategic initiatives, such as potential acquisitions.

         C-COR has also granted the underwriters a 30-day option to purchase up to an additional 450,000 shares solely to cover over-allotments. There is no assurance that the over-allotment option will be exercised.

         The managing underwriters are CIBC World Markets Corp., SoundView Technology Corporation, Kaufman Bros., L.P., and H.C. Wainwright & Co., Inc. A copy of the prospectus supplement relating to this offering may be obtained from CIBC World Markets, 417 Fifth Avenue, New York, New York 10016.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective February 1, 2002. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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About C-COR.net

         C-COR (www.c-cor.net) is a diversified company providing premium quality, globally-tailored fiber optic, RF, and digital video transport telecommunications products, OSS (Operations Support System) management solutions, and high-end technical field services--all enabling cost-effective delivery of voice, video, and high-speed data over advanced HFC (Hybrid Fiber
Coax) broadband networks. Headquartered in the U.S., with facilities worldwide, C-COR's mission is to provide our customers with network integrity throughout the full network life cycle. C-COR's common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

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